EXHIBIT 10.22

EMPLOYMENT SEPARATION AGREEMENT AND MUTUAL RELEASE BETWEEN
VIA NET.WORKS, INC. AND DAVID M. D’OTTAVIO

This Employment Separation Agreement and General Release (the “Agreement”) is being entered into between VIA NET.WORKS, INC. (“VIA”) and David M. D’Ottavio (the “Employee”). For and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, VIA and Employee (sometimes hereafter referred to as the “parties”) agree as follows:

1.    Resignation and Payment.

(a)  Employee was employed as Chief Executive Officer of VIA through January 18, 2002 (the “Separation Date”), on which date he stepped down and resigned all of the offices and positions he then held with VIA (and/or its subsidiaries), including without limitation his positions as Chief Executive Officer and Chairman of the Board of Directors, and his employment with VIA (and/or its subsidiaries) ended. To the extent that Employee still holds any offices and positions with VIA, Employee hereby resigns from such positions. Employee agrees to execute and deliver to VIA any formal written resignations reasonably requested by VIA to document the resignations herein.

(b)  Employee will be paid at his current base salary rate, together with any accrued but unused vacation, through the Separation Date, receipt of which is hereby acknowledged. Employee also shall be paid for properly vouchered eligible business expenses.

(c)  Provided that the revocation period of Paragraph 19 expires without this Agreement being revoked, VIA agrees to pay Employee a Severance Payment in the sum of FIVE HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($525,000.00). Such Severance Payment shall be paid in equal installments during the eighteen (18) months following the Separation Date under VIA’s standard payroll policies and practices. Further, Employee will be eligible to receive a 2001 bonus in accordance with the bonus policies of VIA, provided that VIA agrees that in making the determination as to the percentage that the company achieved its stated corporate goals for 2001 (which percentage is used in determining Employee’s bonus), he will be treated no differently than VIA’s remaining executive team. VIA shall deduct from payments under this Paragraph applicable withholdings for federal and state taxes.

(d)  Provided that the revocation period of Paragraph 19 expires without this Agreement being revoked, VIA will cause the Company-issued personal Sony lap-top computer used by Employee to be given to the Employee, and prior to transfer of such ownership VIA will be given reasonable access to the lap-top to retrieve its business information. For a period of thirty (30) days following execution of this Agreement, VIA shall allow Employee reasonable use of the company cell phone and long-distance telephone calling card issued to Employee.

(e)  From and after the Separation Date, Employee shall not be eligible and is not eligible to participate in any VIA benefit plan, including, but not limited to, VIA-provided dental and medical insurance, the retirement and 401(k) plan, vacation leave, sick leave, long-term disability insurance, life insurance, or personal accident insurance. However, nothing in this Paragraph shall prevent Employee from participating in a COBRA continuation coverage program (and any similar state health care continuation coverage program). Provided that the revocation period of Paragraph 19 expires without this Agreement being revoked, if Employee elects continuing coverage in a VIA plan as permitted under COBRA, VIA agrees to reimburse Employee on a monthly basis, for a period of eighteen (18) months or until Employee obtains alternate employment, a sum equal to the Employee’s monthly premium for such coverage. In addition, within five (5) days after the revocation period of Paragraph 19 expires without this Agreement being revoked, VIA shall pay to Employee an additional sum of SIX THOUSAND EIGHT HUNDRED FOUR DOLLARS ($6,804.00), which represents eighteen (18) months of premiums under VIA’s life insurance plan.

(f)  Employee agrees that once all of the payments referred to in this Paragraph 1 of this Agreement have been made he shall have been paid all compensation due and owing to him under this Agreement and under any employment or other contract he has or may have had with VIA or from any other source of entitlement, including all wages, salary, commissions, bonuses, incentive payments, profit-sharing payments, expense reimbursements, leave, severance pay or other benefits. Employee further agrees that the severance payment and bonus payment referred to in this Agreement, in addition to compensating him fully for his time worked and services rendered through the Separation Date, includes consideration for his promises contained in this Agreement (including but not limited to the promises contained in Paragraphs 3, 4 and 5 hereof), and that such consideration is above and beyond any wages or salary or other sums to which he is entitled from VIA under the terms of his employment with VIA or under any other contract or law.

2.    Stock Option Agreements.    Employee and VIA acknowledge that VIA granted Employee under VIA’s 1998 Stock Option and Restricted Stock Plan (as amended) options to purchase one million, two hundred thousand (1,200,000) shares of common stock (“Option Grants”), in separate grant awards, of which a portion of such shares have vested. The parties agree that five hundred thousand (500,000) shares of the stock issued pursuant to Option Grants dated April 4, 1998, April 6, 1999, and May 25, 1999, shall be deemed immediately and fully vested, and that the exercise period for such stock, at the exercise prices provided in the pertinent Option Grants, shall be extended through the date that is four (4) years from the Separation Date. Of the remaining options granted Employee pursuant to the Option Grants, the parties agree that all unvested options shall terminate effective immediately, and all remaining vested options shall lapse and be forfeited. The parties agree that the terms of this Paragraph 2 shall constitute amendments to the Incentive Stock Option Agreements (“ISO Agreements”) of the dates referred to above and that, except as so amended, the terms and conditions of the ISO Agreements shall remain in full force and effect.

3.    Releases.

(a)  Employee, on behalf of himself and his agents, heirs, executors, administrators, successors and assigns, hereby releases and forever discharges VIA, and any and all of the affiliates, owners, members, officers, directors, employees, agents, counsel, and successors and assigns of VIA, from any and all complaints, claims, demands, damages, lawsuits, actions, and causes of action which he has or may have against any one or more of them for any reason whatsoever in law or in equity, under federal, state or other law, whether the same be upon statutory claim, contract, tort or other basis, including but not limited to any and all claims arising from or relating to his employment or the termination of his employment, and any and all claims relating to any employment contract or any stock option plan or agreement, any employment statute or regulation, or any employment discrimination law, including but not limited to the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the Equal Pay Act of 1963, as amended, all state and local laws, regulations and ordinances prohibiting discrimination in employment, and other laws and regulations relating to employment, including but not limited to the Employee Retirement Income Security Act of 1974, as amended, provided, however, it is understood that Employee is not waiving any benefits accrued through the date of his termination of employment under the terms of VIA’s 401(k) plan or any successor plan. Employee agrees, without limiting the generality of the above release, not to file any claim or lawsuit seeking damages or other relief and asserting any claims that are lawfully released in this Paragraph. Employee further hereby irrevocably and unconditionally waives any and all rights to recover any relief and damages concerning the claims that are lawfully released in this Paragraph. Employee represents and warrants that he has not previously filed or joined in any such claims against VIA or any of its affiliates or subsidiaries, and that he has not given or sold any portion of any claims released herein to anyone else, and that he will indemnify and hold harmless the persons and entities released herein from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such assignment or transfer. The parties acknowledge that nothing in this Paragraph shall prevent the Employee from asserting any claims arising after the date this Agreement is executed, including but not limited to claims relating to the enforcement of this Agreement.

(b)  VIA, on behalf of itself and its affiliates, owners, members, officers, directors, employees, agents, counsel, and successors and assigns, hereby releases and forever discharges Employee, and any and all of his agents, heirs, executors, administrators, successors and assigns, other than current or former VIA employees, from any and all complaints, claims, demands, damages, lawsuits, actions, and causes of action which VIA has or may have against any one or more of them for any reason whatsoever in law or in equity, under federal, state or other law, whether the same be upon statutory claim, contract, tort or other basis, including but not limited to any and all claims arising from or relating to Employee’s employment or the termination of his employment, and any and all claims relating to any employment contract or any stock option plan or agreement, any employment statute or regulation, or any employment discrimination law, including but not limited to the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the Equal Pay Act of 1963, as amended, all state and local laws, regulations and ordinances prohibiting discrimination in employment, and other laws and regulations relating to employment, including but not limited to the Employee Retirement Income Security Act of 1974, as amended. VIA agrees, without limiting the generality of the above release, not to file any claim or lawsuit seeking damages or other relief and asserting any claims that are lawfully released in this Paragraph. VIA further hereby irrevocably and unconditionally waives any and all rights to recover any relief and damages concerning the claims that are lawfully released in this Paragraph. VIA represents and warrants that it has not previously filed or joined in any such claims against Employee, and that it has not given or sold any portion of any claims released herein to anyone else, and that it will indemnify and hold harmless the persons and entities released herein from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such assignment or transfer. The parties acknowledge that nothing in this Paragraph shall prevent VIA from asserting any claims arising after the date this Agreement is executed, including but not limited to claims relating to the enforcement of this Agreement.

4.    Restrictive Convenants.    During the period of eighteen (18) months following the Separation Date (the “Restricted Period”), the Employee will not, without the express written approval of VIA, directly or indirectly, individually or as an officer, director, employee, shareholder (except if he is a shareholder of less than 1% of a publicly traded security), consultant, contractor, partner, joint venturer, agent, equity owner, or in any capacity whatsoever, engage in or promote any business that is competitive with the business of VIA in any geographic area in which VIA then conducts business. A business competitive with the business of VIA is defined as one which provides in United Kingdom, Ireland, France, Germany, Spain, Portugal, Italy, Switzerland, the Netherlands, Belgium and Austria in Europe and Argentina, Brazil and Mexico in the Americas, data connectivity to businesses and managed IP services such as managed e-mail services, network and IP security services, managed network services, domain registration, and data warehousing services, and one which provides data warehousing services in the United States. Also during the Restricted Period, the Employee will not directly or indirectly knowingly solicit (other than on behalf of VIA) business or contracts for any products or services of any person who was a customer or employee of VIA within 180 days of the Separation Date. With respect to the restrictions on customer solicitation in the preceding sentence, (a) it shall not apply if VIA no longer conducts the kind of business it conducted with that customer, and (b) shall only apply to products and services actually supplied by VIA to any such customer within 180 days of the Separation Date. Further, the Employee shall not during the Restricted Period knowingly interfere or attempt to interfere with any transaction, agreement or business relationship in which VIA was involved during the Employee’s employment with the Company. The Employee acknowledges that the geographic boundaries, scope of prohibited activities, and time duration of restrictions in this Paragraph 4 are reasonable in nature and no broader than are necessary to protect the legitimate business interests of VIA. The parties agree that if a Court of competent jurisdiction finds that any term of this Paragraph 4 is for any reason excessively broad in scope or duration, such term shall be construed in a manner to enable it to be enforced to the maximum extent possible. Employee agrees that, in the event he breaches this Paragraph 4, VIA may in its discretion cease further payments under Paragraph 1 and seek in addition any other remedies available to it, including an injunction from a Court of competent jurisdiction to enforce the restrictions herein.

5.    Non-Disclosure of This Agreement.    The parties agree that from and after the date of his receipt of this Agreement, they will not, directly or indirectly, provide to any person or entity any information that concerns or relates to the negotiation of or circumstances leading to the execution of this Agreement or to the terms and conditions hereof, provided that Employee may make disclosure hereunder (i) to the extent that such disclosure is specifically required by law or legal process or as authorized in writing by VIA; (ii) to his tax advisors as may be necessary for the preparation of tax returns or other reports required by law; (iii) to his attorneys as may be necessary to secure advice concerning this Agreement; or (iv) to members of his immediate family, and provided further that VIA may make disclosure (i) to the extent that such disclosure is specifically required by law or legal process or as authorized in writing by Employee; (ii) to the members of its Board of Directors, senior management team, and accounting and tax personnel; and (iii) as may be reasonably necessary to implement this Agreement. The parties agree that prior to disclosing such information (except disclosures required by law or legal process or as authorized in writing) they will inform the recipients that they are bound by the limitations of this Paragraph.

6.    Proprietary and/or Confidential Information.    Employee agrees that any sensitive, proprietary or confidential information or data relating to VIA or any of its affiliates, owners or members, including, without limitation, trade secrets, customer lists, customer contacts, customer relationships, VIA’s financial data, long range or short range plans, and other data and information of a competition-sensitive nature, or any confidential or proprietary information of others licensed to VIA, that he acquired while an employee or director of VIA shall not be disclosed or used for Employee’s own purposes or in a manner detrimental to VIA’s interests. Employee agrees and hereby reaffirms his existing obligations under any and all confidentiality agreements that he has or may have signed with VIA or its affiliates, including but not limited to the VIA NET.WORKS, INC. Employee Confidentiality Agreement.

7.    Cooperation and Return of Information.    Employee agrees to cooperate fully with VIA in providing information relating to the business of VIA and its affiliates. Further, for a period of eighteen (18) months after the Separation Date, Employee agrees to provide cooperation and assistance to VIA in the transition of his duties and transfer of his knowledge relating to VIA, as may be reasonably requested by VIA from time to time. He further agrees to return to VIA within two (2) business days after he executes this Agreement (if he has not already done so) the originals and all copies of all files, materials, documents and all other property belonging to or relating to the business of VIA and its affiliates, owners or members, including but not limited to his cellular and other telephones, and passkeys to the suite and garage, subject to the terms of Paragraph 1.d above. Employee may retain only personal correspondence and notes relating to the duties and responsibilities of his employment.

8.    References/Press Release.    Employee agrees to direct to the VIA General Counsel requests for employment references from VIA. VIA agrees that it will respond to such requests with a neutral reference containing his dates of employment, his position(s), and a statement that he resigned his employment to pursue other business opportunities. The parties agree that a public announcement of Employee’s separation from employment shall simply state that Employee is resigning his employment to pursue other business opportunities and personal interests and shall be separately agreed upon. Any further press statements by any party shall be consistent with the agreed-upon version.

9.    Non-Disparagement.    Employee agrees that he will not make any disparaging statements regarding VIA, VIA’s affiliates, VIA’s business, or VIA’s employees, owners, members, agents, officers or directors to any person or entity, including but not limited to the media. VIA agrees that it will issue a memorandum or otherwise provide instruction to its Board of Directors and senior management team informing them that they should not make any disparaging statements regarding Employee.

10.    Indemnification.    VIA agrees to continue for the benefit of Employee the indemnification provided to directors and officers in VIA’s By-Laws, as such provision may be amended from time to time, together with the Indemnification Agreement dated April 4, 2000, provided that such indemnification shall only apply with respect to mistakes, acts and omissions of Employee that occurred while he was an employee, officer or director of VIA.

11.    Binding Agreement.    This Agreement shall be binding upon and inure to the benefit of the parties and their respective representatives, successors and permitted assigns, and Employee’s heirs, executors and administrators.

12.    Entire Agreement; Amendment.    This Agreement contains the entire agreement between the parties relating to the subject matter of this Agreement, and the parties expressly agree that this Agreement supersedes any employment or consulting contract Employee has or may have with VIA and any other Agreement between Employee and VIA, including without limitation any VIA stock plan. Each party acknowledges and agrees that in executing this Agreement they do not rely upon any oral representations or statements made by the other party or the other party’s agents, representatives or attorneys with regard to the subject matter of this Agreement. This Agreement may not be altered or amended except by an instrument in writing signed by both parties hereto.

13.    No Admission.    The parties agree that nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by either of them.

14.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia (excluding the choice of law rules thereof). The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

15.    Waiver.    Neither the waiver by either party of a breach of or default under any of the provisions of the Agreement, nor the failure of such party, on one or more occasions, to enforce any of the provisions of the Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder.

16.    Further Assurances.    The parties agree to take or cause to be taken such further actions as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms, and conditions of this Agreement.

17.    Assignment.    This Agreement and the rights and obligations of the parties hereunder may not be assigned by either party without the prior written consent of the other party.

18.    Notice.    All notices, demands, requests, or other communications which may be or are required to be given, served or sent by either party to the other party pursuant to this Agreement shall be in writing and shall be hand-delivered (including delivery by courier) or mailed by first-class, registered, or certified mail (return receipt requested, postage prepaid) to such party at the address set forth on the last page hereof. Either party may designate by notice in writing a new address to which any notice, demand, request, or communication may thereafter be so given, served, or sent. Each notice, demand, request, or communication which shall be mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

19.    Acknowledgment.    With respect to the general release in Paragraph 3 hereof, Employee agrees and understands that he is specifically releasing all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. Employee acknowledges that he has read and understands the foregoing Agreement and executes it voluntarily and without coercion. He further acknowledges that he is being advised herein in writing to consult with an attorney prior to executing this Agreement, and that he has been given a period of 21 days within which to consider and execute this Agreement, unless he voluntarily chooses to execute this Agreement before the end of the twenty-one day period. Employee understands that he has seven days following his execution of this Agreement to revoke it in writing, and that this Agreement is not effective or enforceable until after this seven-day period. For such revocation to be effective, notice must be received by William P. Flanagan, Esq., Hogan & Hartson L.L.P., 8300 Greensboro Drive, McLean, Virginia 22102, no later than 5:00 p.m. on the seventh calendar day after the date by which Employee has signed this Agreement. Employee expressly agrees that, in the event he revokes this Agreement, the Agreement shall be null and void and have no legal or binding effect whatsoever. The parties hereto recognize that Employee may elect to sign this Agreement prior to the expiration of the twenty-one day consideration period specified herein, and Employee agrees that if he elects to do so he shall manifest such election by signing the attachment hereto.

IN WITNESS HEREOF, THE PARTIES HAVE AFFIXED THEIR SIGNATURES BELOW:

VIA NET.WORKS, INC. 12100 Sunset Hills Road, Suite 110 Reston, Virginia 20190 Attn: General Counsel

By:
David M. D’Ottavio		for the Board of Directors

Date:	Date:

Witness:	Witness:

ELECTION TO EXECUTE PRIOR TO EXPIRATION OF TWENTY-ONE DAY CONSIDERATION PERIOD

I, David M. D’Ottavio, understand that I have 21 days within which to consider and execute the above Separation Agreement and General Release. However, after having an opportunity to consult counsel, I have freely and voluntarily elected to execute the Separation Agreement and General Release before such 21-day period has expired.

Date	David M. D’Ottavio

7